Exhibit 5.1

March 16, 2007

Technest Holdings, Inc. One McKinley Square, Fifth Floor Boston, MA 02109

Ladies and Gentlemen:

We are furnishing this opinion of counsel to Technest Holdings, Inc., a Nevada corporation (the “Company”), for filing as Exhibit 5.1 to Amendment No. 1 of the Registration Statement on Form SB-2, File No. 333-135478 (the “Registration Statement”). The Registration Statement was initially filed by the Company on June 29, 2006 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relates to the distribution by Markland Technologies, Inc. (the “Parent”) of up to 2,577,320 issued and outstanding shares of the common stock, $.001 par value per share of the Company (the “Shares”) held by the Parent.

In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Articles of Incorporation and Bylaws of the Company, each as amended to date; (b) the Registration Statement; and (c) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

For purposes of this opinion, we have assumed that (i) the Parent has duly taken all corporate action required to have been taken by it in order to effect the distribution of the Shares as described in the Registration Statement, and (ii) said distribution constitutes a legal dividend under the laws of the state of organization of the Parent.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that when, following the effectiveness of the Registration Statement, the Shares, upon distribution in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any state or jurisdiction other than the laws of the State of Nevada including, without limitation, Chapter 78 of the Nevada Revised Statutes, and the federal laws of the United States of America.

Technest Holdings, Inc.
March 16, 2007

This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement and may not be used, circulated, quoted in whole or in part or otherwise referred to for any purpose without our prior written consent. This opinion is based upon our knowledge of law and facts as of its date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

FOLEY HOAG LLP

By:  /s/ Dave Broadwin
A Partner